Exhibit 99.2

HORNBECK OFFSHORE SERVICES, INC.

Service with Energy

NEWS RELEASE 06-007	Contacts:	Jim Harp, CFO Hornbeck Offshore Services 985-727-6802

For Immediate Release		Ken Dennard, Managing Partner DRG&E / 832-594-4004

Hornbeck Offshore Completes Exchange Offer

for $75,000,000 of 6.125% Series A Senior Notes Due 2014

COVINGTON, LA - March 31, 2006 - Hornbeck Offshore Services, Inc. (NYSE: HOS) announced today that it has successfully completed its offer to exchange $75,000,000 aggregate principal amount of its outstanding 6.125% Series A Senior Notes due 2014 (CUSIPs 440543 AC 0 and U44070 AB 3) (collectively, the “Old Notes”), which were sold in accordance with Rule 144A or Regulation S under the Securities Act of 1933 (the “Act”) for an equal aggregate principal amount of its 6.125% Series B Senior Notes due 2014 (CUSIP 440543 AB 2) (the “New Notes”). The issuance of the New Notes was registered under the Act.

At the scheduled expiration time of 5:00 p.m., New York City time on March 30, 2006, $75,000,000 of aggregate principal amount, or 100%, of the Old Notes were tendered and accepted for exchange by Hornbeck Offshore for New Notes.

The form and terms of the New Notes are substantially the same as the form and terms of the Old Notes issued in October 2005. The primary difference is that the issuance of the New Notes has been registered under the Act and therefore the New Notes will be freely tradable under the Act. The New Notes evidence the same debt as the Old Notes they replace and are issued under and entitled to the benefits of the indenture that governs the Old Notes.

The Exchange Agent for the exchange offer was Wells Fargo Bank, National Association, Corporate Trust Operations, MAC-N9303-121, Sixth & Marquette Avenue, Minneapolis, Minnesota 55479, 1-800-344-5128.

This release is not an offer to sell or a solicitation of an offer to purchase the New Notes or an offer to purchase or solicitation of an offer to sell the Old Notes.

Hornbeck Offshore Services, Inc. is a leading provider of technologically advanced, new generation offshore supply vessels primarily in the U.S. Gulf of Mexico and select international markets, and is a leading transporter of petroleum products through its fleet of ocean-going tugs and tank barges primarily in the northeastern U.S. and in Puerto Rico. Hornbeck Offshore currently owns and operates a fleet of 60 vessels primarily serving the energy industry.

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103 Northpark Boulevard, Suite 300	Phone: (985) 727-2000
Covington, Louisiana 70433	Fax: (985) 727-2006